Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

September 14, 2001

Dear Sir or Madam:

We have read the five paragraphs of Item 4 included in the amended Form 8-K/A, dated September 14, 2001, through the date of our termination on August 27, 2001 of Main Street and Main Incorporated (Commission File Number: 000-18668) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:  Lawrence K. White, Vice President - Finance
          Main Street and Main Incorporated